Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
September 18, 2018	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302) 571-5254
jhernandez@wsfsbank.com

WSFS to Hold Meetings with Analysts and Investors in New York City Roadshow and

Participate in the 8th Annual Stephens Bank CEO Forum in Little Rock, Ark.

WILMINGTON, Del. – Management from WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, will hold meetings with analysts and investors in a roadshow in New York City on September 20 and 21, 2018, and at the 8th Annual Stephens Bank CEO Forum in Little Rock, Ark., on September 25 and 26, 2018.

Mark A. Turner, WSFS’ Chairman, President and CEO, will be joined by Rodger Levenson, WSFS’ Executive Vice President and Chief Operating Officer, and Dominic C. Canuso, WSFS’ Executive Vice President and Chief Financial Officer, in the New York City roadshow sponsored and coordinated by Sandler O’Neill + Partners, L.P.

Messrs. Levenson and Canuso will participate in the 8th Annual Stephens Bank CEO Forum where they will host one-on-one meetings with analysts and investors.

Presentation Materials: Presentation slides will be included as part of the meetings and will also be available by close of business on Wednesday, September 19, 2018, on the Investor Relations page of the Company’s website.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of June 30, 2018, WSFS Financial Corporation had $7.11 billion in assets on its balance sheet and $19.09 billion in assets under management and administration. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, Christiana Trust of DE, WSFS Wealth Investments, WSFS Wealth Client Management, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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